                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                            dated as of June 15, 2004

                                  by and among

                        CAPITAL C ENERGY OPERATIONS, LP,

                              CAPITAL C OHIO, INC.

                                       and

                           BELDEN & BLAKE CORPORATION

                                TABLE OF CONTENTS

               This Table of Contents is not part of the Agreement
             to which it is attached but is inserted for convenience
                                      only.

                                                                                                                      Page
                                                                                                                       No.
                                                                                                                      ----
ARTICLE I  THE MERGER............................................................................................       1

         1.01       The Merger...................................................................................       1
         1.02       Closing......................................................................................       1
         1.03       Effective Time...............................................................................       2
         1.04       Articles of Incorporation and Code of Regulations of the Surviving Corporation...............       2
         1.05       Directors and Officers of the Surviving Corporation..........................................       2
         1.06       Effects of the Merger........................................................................       2
         1.07       Performance Deposit..........................................................................       2
         1.08       Further Assurances...........................................................................       3

ARTICLE II  CONVERSION OF SHARES.................................................................................       3

         2.01       Conversion of Capital Shares.................................................................       3
         2.02       Exchange of Certificates.....................................................................       5

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................................       8

         3.01       Organization and Qualification...............................................................       8
         3.02       Capitalization...............................................................................       8
         3.03       Authority Relative to this Agreement.........................................................       9
         3.04       Non-Contravention; Approvals and Consents....................................................      10
         3.05       SEC Reports and Financial Statements.........................................................      11
         3.06       Absence of Certain Changes or Events.........................................................      11
         3.07       Absence of Undisclosed Liabilities; Hedging; Accounts Receivable.............................      12
         3.08       Legal Proceedings............................................................................      12
         3.09       Permits; Compliance with Laws and Orders.....................................................      12
         3.10       Compliance with Agreements...................................................................      13
         3.11       Taxes........................................................................................      13
         3.12       Employee Benefit Plans; ERISA................................................................      15
         3.13       Labor Matters................................................................................      17
         3.14       Environmental Matters........................................................................      17
         3.15       Reserve Reports..............................................................................      18
         3.16       Broker's and Finder's Fees...................................................................      19
         3.17       Insurance....................................................................................      19

                                                                                                                      Page
                                                                                                                       No.
                                                                                                                      ----
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.....................................................      19

         4.01       Organization and Qualification...............................................................      19
         4.02       Authority Relative to this Agreement.........................................................      19
         4.03       Non-Contravention; Approvals and Consents....................................................      20
         4.04       Ownership of Company Common Shares...........................................................      21
         4.05       Legal Proceedings............................................................................      21
         4.06       Capitalization of Sub........................................................................      21
         4.07       Financing....................................................................................      21

ARTICLE V COVENANTS OF THE COMPANY...............................................................................      21

         5.01       Covenants of the Company.....................................................................      21
         5.02       No Solicitations.............................................................................      23

ARTICLE VI ADDITIONAL AGREEMENTS.................................................................................      24

         6.01       Access to Information; Confidentiality.......................................................      24
         6.02       Approval of Shareholders.....................................................................      25
         6.03       Regulatory and Other Approvals...............................................................      25
         6.04       Indemnification; Directors' and Officers' Insurance..........................................      26
         6.05       Employment and Severance Agreements; Retention Plan; Severance Plans; Change in Control Plan;
                    Bonus Plans..................................................................................      27
         6.06       Expenses.....................................................................................      28
         6.07       Sub..........................................................................................      28
         6.08       Notice and Cure..............................................................................      28
         6.09       Fulfillment of Conditions....................................................................      28
         6.10       Delivery of Hedge Reports....................................................................      29

ARTICLE VII CONDITIONS...........................................................................................      29

         7.01       Conditions to Each Party's Obligation to Effect the Merger...................................      29
         7.02       Conditions to Obligation of Parent and Sub to Effect the Merger..............................      30
         7.03       Conditions to Obligation of the Company to Effect the Merger.................................      32

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER..................................................................      33

         8.01       Termination..................................................................................      33
         8.02       Effect of Termination........................................................................      34
         8.03       Amendment....................................................................................      34
         8.04       Waiver.......................................................................................      35

ARTICLE IX  GENERAL PROVISIONS...................................................................................      35

         9.01       Survival of Representations, Warranties, Covenants and Agreements............................      35
         9.02       Notices......................................................................................      35
         9.03       Entire Agreement; Incorporation of Exhibits..................................................      37

                                                                                                                      Page
                                                                                                                       No.
                                                                                                                      ----
         9.04       Public Announcements.........................................................................      37
         9.05       No Third Party Beneficiary...................................................................      37
         9.06       No Assignment; Binding Effect................................................................      37
         9.07       Headings.....................................................................................      37
         9.08       Invalid Provisions...........................................................................      37
         9.09       Governing Law................................................................................      38
         9.10       Enforcement of Agreement.....................................................................      38
         9.11       Certain Definitions..........................................................................      38
         9.12       Counterparts.................................................................................      39

                            GLOSSARY OF DEFINED TERMS

                  The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"                                   --  Section 9.11(a)
"Advisory Agreement"                          --  Section 7.02(h)
"Agreement"                                   --  Preamble
"Alternative Proposal"                        --  Section 5.02
"Antitrust Division"                          --  Section 6.03
"beneficially"                                --  Section 9.11(b)
"business day"                                --  Section 9.11(c)
"Certificate of Merger"                       --  Section 1.03
"Certificates"                                --  Section 2.02(b)
"Closing"                                     --  Section 1.02
"Closing Date"                                --  Section 1.02
"Code"                                        --  Section 2.02(e)
"Company"                                     --  Preamble
"Company Business Plan"                       --  Section 5.01(b)(D)
"Company Common Shares"                       --  Section 2.01(b)
"Company Disclosure Letter"                   --  Introductory Paragraph in
                                                  Article III
"Company Employee Benefit Plans"              --  Section 3.12(b)(i)
"Company Financial Statements"                --  Section 3.05(b)
"Company Material Adverse Effect              --  Section 9.11(e)
"Company Options"                             --  Section 2.01(e)
"Company Option Plan"                         --  Section 3.02(a)
"Company Permits"                             --  Section 3.09
"Company Reserve Report"                      --  Section 3.15
"Company SEC Reports"                         --  Section 3.05(a)
"Company Shareholders' Approval"              --  Section 6.02
"Company Shareholders' Meeting"               --  Section 6.02
"Confidentiality Agreement"                   --  Section 6.01
"Consent Solicitation"                        --  Section 6.09
"Constituent Corporations"                    --  Section 1.01
"Contracts"                                   --  Section 3.04(a)
"control," "controlling," "controlled
   by" and "under common control with"        --  Section 9.11(a)
"Covered Parties"                             --  Section 1.07(b)
"Credit Agreement"                            --  Section 4.07
"Current Premium"                             --  Section 6.04(b)
"Debt Financing"                              --  Section 4.07
"Dissenting Share"                            --  Section 2.01(d)(i)
"Effective Time"                              --  Section 1.03
"Environmental Laws"                          --  Section 3.14(a)

"ERISA"                                       --  Section 3.12(b)(i)
"ERISA Affiliate"                             --  Section 3.12(b)(iii)
"Escrow Agent"                                --  Section 1.07
"Exchange Act"                                --  Section 3.05(a)
"Financial Market Adverse Change"             --  Section 7.02(e)
"FTC"                                         --  Section 6.03
"Governmental or Regulatory Authority"        --  Section 3.04(a)
"group"                                       --  Section 9.11(g)
"Hedge Market Adverse Change"                 --  Section 7.02(e)
"HSR Act"                                     --  Section 3.04(b)
"Indemnified Party" or "Indemnified Parties"  --  Section 6.04
"Indenture"                                   --  Section 4.07
"knowledge"                                   --  Section 9.11(f)
"laws"                                        --  Section 3.04(a)
"Lien"                                        --  Section 3.02(b)
"material", "material adverse
   effect" and "materially adverse"           --  Section 9.11(d)
"Material Adverse Event"                      --  Section 7.01(e)
"Merger"                                      --  Preamble
"Merger Consideration"                        --  Section 2.02(b)
"Merger Price"                                --  Section 2.01(c)
"OGCL"                                        --  Section 1.01
"Options"                                     --  Section 3.02(a)
"Option Amount"                               --  Section 2.01(e)
"orders"                                      --  Section 3.04(a)
"Parent"                                      --  Preamble
"Payment Agent"                               --  Section 2.02(a)
"Payment Fund"                                --  Section 2.02(a)
"Performance Deposit"                         --  Section 1.07
"person"                                      --  Section 9.11(g)
"Plan"                                        --  Section 3.12(b)(ii)
"Regulations"                                 --  Section 1.04
"Representatives"                             --  Section 9.11(h)
"Schwager"                                    --  Section 6.05(a)
"Schwager Employment Agreement"               --  Section 6.05(a)
"SEC"                                         --  Introductory Paragraph
                                                  in Article III
"Secretary of State"                          --  Section 1.03
"Securities Act"                              --  Section 3.05(a)
"Shareholders' Agreement"                     --  Section 7.02(f)
"SMRS"                                        --  Section 7.02(f)
"Sub"                                         --  Preamble
"Sub Common Shares"                           --  Section 2.01(a)
"Subsidiary"                                  --  Section 9.11(i)
"Surviving Corporation"                       --  Section 1.01
"Surviving Corporation Common Shares"         --  Section 2.01(a)

"Taxes"                                       --  Section 3.11
"TBR Asset Sale"                              --  Section 7.02(i)
"TBR Asset Purchase Agreement"                --  Section 7.02(i)
"Voting Agreement"                            --  Preamble

                  This AGREEMENT AND PLAN OF MERGER dated as of June 15, 2004 (this "Agreement") is made and entered into by and among Capital C Energy Operations, LP, a Delaware limited partnership ("Parent"), Capital C Ohio, Inc., an Ohio corporation wholly owned by Parent ("Sub"), and Belden & Blake Corporation, an Ohio corporation (the "Company").

                  WHEREAS, the general partner of the general partner of Parent, and the respective boards of directors of Sub and the Company have each determined that it is advisable and in the best interests of their respective partners and shareholders, as applicable, to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger");

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, certain holders of Company Common Shares (as defined below) are entering into a Revocable Proxy, Voting and Option Agreement in substantially the form attached hereto as Exhibit A (the "Voting Agreement") pursuant to which such holders have agreed, among other things, to vote all Company Common Shares (as defined in Section 2.01(b)) owned by such shareholders in favor of the Merger.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

                  1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Ohio (the "OGCL"). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

                  1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio 43215 at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived at the Closing), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

                  1.03 Effective Time. At the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Constituent Corporations and thereafter delivered to the Secretary of State of the State of Ohio (the "Secretary of State") for filing, as provided in Section 1701.81 of the OGCL, as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

                  1.04 Articles of Incorporation and Code of Regulations of the Surviving Corporation. At the Effective Time, (i) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be amended so that the name of Sub shall be changed to Belden & Blake Corporation, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Code of Regulations of Sub (the "Regulations") as in effect immediately prior to the Effective Time shall be the Regulations of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Regulations.

                  1.05 Directors and Officers of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time and such other individuals specified by the Board of Directors of Sub as officers prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Regulations.

                  1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the OGCL.

                  1.07 Performance Deposit. (a) Within 10 days after the date of this Agreement, Parent shall deposit with J. P. Morgan Trust Company, N.A. (the "Escrow Agent") a cash performance deposit in the amount of $5,000,000 (the "Performance Deposit"), and Parent, the Company and the Escrow Agent shall enter into an escrow agreement in substantially the form of Exhibit B providing for the payment of the Performance Deposit by the Escrow Agent in accordance with the provisions of this Section 1.07. Parent and the Company mutually covenant and agree that, absent their mutual agreement to the contrary, (i) if the Merger is consummated, the Performance Deposit and all interest thereon shall be paid by the Escrow Agent to Parent, (ii) if this Agreement is terminated by Parent, Sub and the Company pursuant to Section 8.01(a), the

Performance Deposit and all interest thereon shall be paid by the Escrow Agent to Parent, (iii) if this Agreement is terminated by Parent pursuant to Section 8.01(b), Section 8.01(d) or Section 8.01(f), the Performance Deposit and all interest thereon shall be paid by the Escrow Agent to Parent, (iv) if this Agreement is terminated by the Company pursuant to Section 8.01(b)(i), (ii) or
(iv) or Section 8.01(c), the Performance Deposit and all interest thereon shall be paid by the Escrow Agent to Parent, and (v) if this Agreement is terminated by the Company pursuant to Section 8.01(b)(iii) or Section 8.01(e), then the Performance Deposit and all interest thereon shall be paid by the Escrow Agent to the Company.

                  (b) The payment of the Performance Deposit to the Company pursuant to Section 1.07(a) shall constitute a termination fee or liquidated damages and the sole and exclusive remedy (including, without limitation, any remedy otherwise available at law or in equity) of the Company in respect of the subject matter of this Agreement as against the Parent, Sub or any of their respective partners, affiliates, control persons, agents or representatives (collectively, the "Covered Parties"), and if the Performance Deposit is returned to Parent, the Covered Parties shall not be liable for any amounts in excess of the Performance Deposit in respect of the subject matter of this Agreement. The provisions of this Section 1.07(b) shall not affect or otherwise limit any of the Company's rights or remedies, whether at law or in equity, as against the Parent or any Covered Party as a result of a breach or threatened breach of the Confidentiality Agreement.

                  1.08 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full right and title to, and, as applicable, possession of, all assets, properties, privileges, rights, immunities, authority and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                   ARTICLE II
                              CONVERSION OF SHARES

                  2.01 Conversion of Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Conversion of Sub Shares. Each issued and outstanding common share, without par value, of Sub ("Sub Common Shares") shall be converted into and become one fully paid and nonassessable common share, without par value, of the Surviving Corporation ("Surviving Corporation Common Shares"). Each certificate representing outstanding Sub Common Shares shall at the Effective Time represent an equal number of Surviving Corporation Common Shares.

                  (b) Cancellation of Treasury Shares and Shares Owned by Parent and Subsidiaries. All common shares, without par value, of the Company ("Company Common Shares") that are owned by the Company as treasury shares and any Company Common Shares owned by Parent, Sub or any other wholly-owned Subsidiary (as defined in Section 9.11) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

                  (c) Exchange Ratio for Company Common Shares. (i) Each issued and outstanding Company Common Share (other than shares to be canceled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted into the right to receive the merger price per share as determined in accordance with Annex I attached hereto (the "Merger Price"). If between the date of this Agreement an the Effective Time, the Company shall split, combine or otherwise reclassify any capital stock of the Company, or pay a stock dividend or other stock distribution in any shares of capital stock of the Company, or otherwise change the capital stock of the Company into other securities, or make any other such stock dividend or distribution in respect of the capital stock of the Company, the Merger Price shall be correspondingly adjusted to reflect such action.

                           (ii)     Each issued and outstanding Company Common
Share (other than shares to be canceled in accordance with Section 2.01(b)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive either (x) the Merger Price per share, upon the surrender of such certificate in accordance with Section 2.02(c)(i), without interest, subject to any applicable withholding tax, or (y) payment of fair cash value thereof for Dissenting Shares, upon the proper exercise thereof, as defined in Section 2.01(d).

                  (d) Dissenting Shares. (i) Notwithstanding anything in this Agreement to the contrary, each outstanding Company Common Share that is held of record by a holder who has properly exercised dissenters' rights with respect thereto under Section 1701.85 of the OGCL (a "Dissenting Share"), shall automatically be canceled but shall not be converted into or represent the right to receive the Merger Price pursuant to Section 2.01(c), but the holder thereof shall be entitled to receive such payment of the fair cash value of such Company Common Share from the Surviving Corporation as shall be determined pursuant to
Section 1701.85 of the OGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder's rights under
Section 1701.85 of the OGCL, each such holder's Company Common Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Price, without any interest thereon, pursuant to
Section 2.01(c ).

                           (ii)     The Company shall give Parent (x) prompt
notice of any written demands for payment of the fair cash value of shares, withdrawals of such demands and any other instruments delivered pursuant to
Section 1701.85 of the OGCL and (y) the opportunity to jointly participate with the Company in all negotiations and proceedings with respect to demands for payment under Section 1701.85 the OGCL. The Company will not voluntarily make any payment with respect to any demands delivered to the Company pursuant to
Section 1701.85 and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                  (e) Stock Option Plans. (i) Subject to paragraph (ii) below, as of the Effective Time, each outstanding option to acquire Company Common Shares (the "Company Options") granted under any agreement or Company Option Plan (as defined in Section 3.02(a)), whether or not then exercisable, shall be cancelled by the Company and in consideration of such cancellation, the holder thereof shall be entitled to receive from the Company at the Effective Time an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Price per share over the per share exercise price thereof and (B) the number of Company Common Shares subject thereto (the "Option Amount") (such payment to be net of applicable withholding taxes). Notwithstanding the foregoing, if the Merger Price includes an Arrow Contingent Distribution Right (as such term is defined in Annex I attached hereto), that portion of the Option Amount shall be distributed to the holders of the cancelled options after the Effective Time at approximately the same time as that portion of the Merger Price is distributed to shareholders. Prior to the Effective Time, the Company shall deposit in a bank account not within the Company's control an amount of cash equal to the Option Amount (provided, however, if the Merger Price includes an Arrow Contingent Distribution Right, that portion of the Option Amount shall not be deposited in a bank account prior to the Effective Time) for each Company Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Options in accordance with this Section 2.01(e) (including instructions directing that such distributions be made via wire transfers of immediately available funds to holders of Company Options immediately after the Effective Time on the Closing Date to those holders of Company Options who provide the third party payer with all necessary information to effect such wire transfers).

                  (ii) After the date of this Agreement and prior to the Closing Date, the Company shall use its reasonable best efforts and otherwise take all actions reasonably necessary to implement the cancellation and cash-out of the Company Options as provided for in this Section 2.01(e), including seeking the consent of option holders to the cancellation of such options.

                  2.02     Exchange of Certificates.

                  (a) Payment Agent. At the Closing, Parent shall deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Payment Agent"), a cash amount equal to the aggregate Merger Price to which holders of Company Common Shares shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. Notwithstanding the foregoing, if the Merger Price includes an Arrow Contingent Distribution Right, that portion of the Merger Price shall not deposited with the Payment Agent at the Closing, but the Parent shall deposit with the Payment Agent the aggregate amount of the Arrow Contingent Distribution Right at such time as such amount is determined in accordance with Annex I. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of Company Common Shares shall be entitled, Parent and the Surviving Corporation shall in any event remain liable, and shall make available to the Payment Agent additional funds, for the payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event not later than three business days thereafter, the Parent shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") whose shares are converted pursuant to Section 2.01(c) into the right to receive the Merger Consideration (as defined below) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Parent will use its reasonable efforts to cause provision to be made for holders of Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Certificates in exchange for the Merger Price for each Company Common Share represented by such Certificates. Upon surrender of a Certificate or Certificates for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor a check in an amount equal to the Merger Price multiplied by the number of shares of Company Common Shares formerly represented by the surrendered Certificate(s) (the "Merger Consideration"), subject to any applicable withholding tax, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate(s) so surrendered shall forthwith be canceled. Notwithstanding the foregoing, if the Merger Price includes an Arrow Contingent Distribution Right, the holder of such Certificate or Certificates shall be entitled to receive that portion of the Merger Price attributable to the Arrow Contingent Distribution Right at such time as the aggregate amount of the Arrow Contingent Distribution Right is determined in accordance with Annex I. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Shares prior to the Effective Time which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Company Common Shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II, together with the dividends, if any, which may have been declared by the Company on the Company Common Shares in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Parent and the Surviving Corporation shall pay all fees and expenses of the Payment Agent in connection with the distribution of the Merger Consideration.

                  (c) No Further Ownership Rights in Company Common Shares. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on such shares of Company

Common Shares in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. Unless otherwise required by Section 1701.85 of the OGCL, from and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

                  (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to the Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Parent (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share (without interest). Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Shares for cash representing the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by Parent.

                  (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Company Common Shares evidenced by such Certificate.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as publicly disclosed with reasonable specificity by the Company in the Company SEC Reports (as defined in Section 3.05) filed with the Securities and Exchange Commission (the "SEC") prior to the date of this Agreement (excluding the exhibits thereto) and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Sub as follows:

                  3.01 Organization and Qualification. Each of the Company and its Subsidiaries is duly incorporated (in the case of a corporation) or duly organized (in the case a Subsidiary is a limited liability company), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has full corporate or limited liability company, as the case may be, power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, do not have and would not have a Company Material Adverse Effect (as defined in Section 9.11). Section 3.01 of the Company Disclosure Letter sets forth (i) the name and jurisdiction of incorporation or organization of each Subsidiary of the Company, (ii) its authorized capital shares (if a corporation), (iii) the number of issued and outstanding capital shares (if a corporation) and (iv) the record owners of such shares (if a corporation) or of the membership interests (if a limited liability company). Except for interests in the Subsidiaries of the Company and as disclosed in Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company has previously delivered or made available to Parent correct and complete copies of the certificate or articles of incorporation, bylaws or code of regulations (or other comparable constituent or organizational documents) of the Company and its Subsidiaries, and each of which, as so delivered is in full force and effect.

                  3.02 Capitalization. (a) The authorized capital shares of the Company consists solely of 58,000,000 Company Common Shares. As of date of this Agreement, 10,458,900.487 Company Common Shares were issued and outstanding, 216,527.518 shares were held in the treasury of the Company and the only Company Common Shares reserved for issuance as of such date consisted of 488,843 shares which were reserved or held for issuance pursuant to stock options agreements, including stock options outstanding under the Company's 1997 Non-Qualified Stock Option Plan, as amended (such Plan, the "Company Option Plan"). All of the issued and outstanding Company Common Shares are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any capital shares of the Company or to grant, extend or enter into any Option with respect thereto.
Section 3.02 of the Company Disclosure Letter sets forth a true and correct schedule of all outstanding Options as of the date hereof and the exercise prices for such Options.

                  (b) Except as disclosed in Section 3.02 of the Company Disclosure Letter, all of the outstanding capital shares of each Subsidiary of the Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any capital shares of any Subsidiary of the Company that is a corporation or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital shares of any Subsidiary of the Company.

                  (c) Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Common Shares or any capital shares of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

                  3.03 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 6.02), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. No other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders' Approval. This

Agreement has been duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Shareholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.04 Non-Contravention; Approvals and Consents. (a) Except as disclosed in Section 3.04 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or regulations or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph (b) of this
Section 3.04, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) such conflicts, violations, breaches and defaults, such rights of payment, reimbursement, termination, cancellation, modification and acceleration, and such creations and impositions of Liens, which, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

                  (b) No consent, approval or action of, registration or filing with, notice to or permit from any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, except (i) for the filing of the Certificate of Merger and other appropriate merger documents required by the OGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (ii) as disclosed in
Section 3.04 of the Company Disclosure Letter, and (iii) where the failure to make, take or obtain, as the case may be, such consents, approvals, actions, registrations, filings, notices and permits would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the filing of a pre-merger notification report by the Company nor any other actions of the Company is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act").

                  3.05     SEC Reports and Financial Statements.

                  (a) Since January 1, 2003, the Company has filed with the SEC all forms, reports, schedules, registration statements, and other documents (together with all amendments thereof and supplements thereto)(as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports") required to be filed by the Company with the SEC. As of their respective dates and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated Subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

                  3.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement,
(a) since January 1, 2004, there has not been any change, event or development having, or that would be reasonably expected to have, individually or when aggregated with any other change(s) or event(s), a Company Material Adverse Effect, and (b) except as disclosed in Section 3.06 of the Company Disclosure Letter, between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

                  3.07 Absence of Undisclosed Liabilities; Hedging; Accounts Receivable .

                  (a) Except for matters reflected or reserved against in the balance sheet for the period ended December 31, 2003 included in the Company Financial Statements or as disclosed in Section 3.07(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), other than any liabilities incurred since December 31, 2003 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                  (b) Except as disclosed in Section 3.07(b) of the Company Disclosure Letter, the Company and its Subsidiaries have no obligations as of the date of this Agreement for the delivery of hydrocarbons attributable to any of the Company's or any of its Subsidiaries' properties in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value for the delivery of such hydrocarbons. Except as disclosed in Section 3.07(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts which are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities.

                  (c) Neither the Company nor any of its Subsidiaries has any account receivable which exceeds $400,000 and (i) is more than ninety days past due as of April 30, 2004, (ii) is reasonably likely not to be collected by the Company or its applicable Subsidiary and (iii) as to which no specific reserve amount has been provided for and reflected on the Company's balance sheet as of March 31, 2004 previously provided to Parent.

                  3.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, have or would be reasonably expected to have a Company Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, has or would be reasonably expected to have a Company Material Adverse Effect.

                  3.09 Permits; Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, do not have and would not be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, do not have and would not be reasonably expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, do not have and would not be reasonably expected to have a Company Material Adverse Effect. Except as described in Company SEC Reports filed prior to the date of this Agreement or as disclosed in Section 3.09 of the Company Disclosure Letter, to the knowledge of the Company, no investigation or review by any Governmental and Regulatory Authority concerning any such possible violations by the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental and Regulatory Authority indicated to the Company an intention to conduct any such investigation or review other than those the outcome of which would not reasonably be expected to have a Company Material Adverse Effect.

                  3.10 Compliance with Agreements. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except as set forth in Section 3.10 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws or regulations (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, do not have and would not be reasonably expected to have a Company Material Adverse Effect.

                  3.11 Taxes. For purposes of this Agreement, "Taxes" (including, with correlative meaning, the word "Tax") shall include any and all federal, state, county, local, foreign or other taxes, charges, imposts, rates, fees, levies or other assessments imposed by any Governmental or Regulatory Authority, including, without limitation, all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes, fees, assessments or other similar charges of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes. Except as specifically identified in Section 3.11 of the Company Disclosure Letter:

                  (a) Each of the Company and its Subsidiaries has filed all Tax returns and reports required to be filed by or on behalf of it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such Tax returns and reports are complete and accurate in all respects, except to the extent that such failures
(i) to file, (ii) to have extensions granted that remain in effect or (iii) to be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Company Material Adverse Effect.

                  (b) The Company and each of its Subsidiaries has timely paid (or the Company has paid on its behalf) all Taxes shown as due on such Tax returns and reports.

                  (c) The accrual for Taxes on the most recent financial statements contained in the Company SEC Reports reflects an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved Taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Company Material Adverse Effect. No material Tax liability since the date of such financial statements has been or will be incurred by the Company or its Subsidiaries other than in the ordinary course of business, and adequate provision has been made by the Company for all Taxes since that date in accordance with generally accepted accounting principles on at least a quarterly basis.

                  (d) No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such Taxes that have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports.

                  (e) No audits or other proceedings by any Governmental or Regulatory Authority are presently pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, with regard to any Taxes or Tax returns or reports of the Company or any of its Subsidiaries.

                  (f) The Company has made available to Parent complete and accurate copies of (i) all material Tax returns or reports for open years, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any Governmental or Regulatory Authority relating to any Tax return or report filed by or on behalf of the Company or any of its Subsidiaries and (iii) any Tax ruling or request for a Tax ruling applicable to the Company or any of its Subsidiaries and closing agreements entered into by the Company or any of its Subsidiaries.

                  (g) Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by, or has any obligation under, any agreement relating to the allocation or sharing of Taxes or has any liability for the Taxes of any person other than the Company or its Subsidiaries, as a transferee, or successor or otherwise (including, without limitation, any liability under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law), (ii) has made any, or is obligated to make any, payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that under Code Section 280G will not be deductible, or (iii) has ever been a member of an affiliated group of corporations (within the meaning of Code
Section 1504(a)) filing consolidated Tax returns, other than the affiliated group of which the Company is the common parent.

                  (h) To the knowledge of the Company, each of the Company and its Subsidiaries has disclosed on its federal income Tax returns each position taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Code Section 6662.

                  (i) There are no liens relating to material Taxes upon the assets of the Company or any Subsidiary other than liens relating to Taxes not yet due or liens for which adequate reserves have been established.

                  (j) No state or federal "net operating loss" of the Company or its Subsidiaries determined as of the Effective Time is subject to limitation on its use pursuant to Code Section 382 or comparable provisions of state law as a result of any "ownership change" within the meaning of Code
Section 382(g) occurring prior to the Effective Time.

                  3.12 Employee Benefit Plans; ERISA. (a) Except as disclosed in Section 3.12 of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (i) all Company Employee Benefit Plans (as defined below) are and have been maintained in compliance with all applicable requirements of law, including without limitation ERISA (as defined below) and the Code, and (ii) neither the Company nor any of its Subsidiaries has any liabilities with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities expected to be incurred other than contribution obligations and payment of benefits arising in the normal course under any Company Employee Benefit Plan. Section 3.12(a)(1) of the Company Disclosure Letter lists all Company Employee Benefit Plans. Except as specifically disclosed in Section 3.12(a)(2) of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies specifically referred to in Section 3.12(a)(3) of the Company Disclosure Letter. Each Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS, and nothing has occurred that could adversely affect such determination.

                  (b)      As used herein:

                  (i) "Company Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries and existing (A) on the date of this Agreement, (B) at any time subsequent thereto, (C) on or prior to the Effective Time and (D) in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder

         ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period immediately preceding the date of this Agreement; and

                  (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or arrangement, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                  (iii) "ERISA Affiliate" means any person, who on or before the Effective Time, is under common control with the Company within the meaning of Section 414 of the Code.

                  (c) Complete and correct copies of the following documents have been made available to Parent, as of the date of this Agreement:
(i) all material Company Employee Benefit Plans and any related trust agreements or insurance contracts, (ii) the most current summary plan descriptions of each Company Employee Benefit Plan subject to the requirement to give a summary plan description under ERISA, (iii) the most recent Form 5500 and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

                  (d) Except as disclosed in Section 3.12(d) of the Company Disclosure Letter, neither the Company nor any Subsidiary maintains or is obligated to provide benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the
Code) which provides benefits to retirees or other terminated employees other than benefit continuations rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, each Company Employee Benefit Plan covers only employees who are employed by the Company or a Subsidiary (or former employees or beneficiaries with respect to service with the Company or a Subsidiary) or directors of the Company, so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

                  (f) Neither the Company, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA.

                  (g) No event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan or any Plan sponsored by an ERISA Affiliate, under which the Company or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), would reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

                  (h) Except for payments made or to be made in the manner contemplated by Section 6.05(b), no payments requiring shareholder approval according to the requirements of Treasury Regulation Section 1.280G have been submitted to the Company's shareholders for, or have received, such approval.

                  3.13 Labor Matters. Except as disclosed in Section 3.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor union, confederation or association and there are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union, confederation or association regarding organizational activities since January 1, 2004. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.13 of the Company Disclosure Letter, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since January 1, 2004, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries. During that period, the Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the employment of labor, including, without limitation, those relating to wages, hours and collective bargaining.

                  3.14 Environmental Matters. (a) The operations of the Company and its Subsidiaries, including the transportation, treatment, storage, handling, transfer, disposition, recycling or receipt of materials, are in substantial compliance with all applicable legal requirements, laws, rules, orders and regulations related to environmental, natural resource, health or safety matters ("Environmental Laws"), including but not limited to those promulgated, adopted or enforced by the United States Environmental Protection Agency and by similar agencies in states in which the Company or its Subsidiaries conduct their business, except where the failure to comply would not have a Company Material Adverse Effect and except for routine leaks and spills at individual well sites and meter locations. Neither the Company nor any of its Subsidiaries is a party to, or has received notice of, any suit, action, claim, investigation or proceeding now pending before any court, governmental agency or board or other forum or, to the knowledge of the Company, is threatened by any person to be made a party to any such suit, action, claim, investigation or proceeding, which (i) alleges noncompliance with any Environmental Law, (ii) relates to the discharge or release into the environment of any hazardous material, pollutant, or waste at or on a site presently or formerly owned, leased or operated by the Company or any Subsidiary, or (iii) involves the transportation, treatment, storage, handling, transfer, disposition, recycling or receipt of hazardous materials, which if determined adversely to the Company or such Subsidiary would have a Company Material Adverse Effect.

                  (b) Each of the Company and its Subsidiaries holds all material permits, licenses and approvals of governmental authorities and agencies necessary for the use and operation of its business and is in substantial compliance with such permits, licenses and approvals.

                  (c) Neither the Company nor any of its Subsidiaries has been notified that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or any similar federal, state or local law.

                  (d) Neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree or order, and is not subject to any judgment, decree or order, relating to compliance with, or cleanup of substances regulated under, any applicable Environmental Law.

                  (e) To the knowledge of the Company, (i) the reserves reflected in the balance sheet relating to environmental matters were adequate under generally accepted accounting principles as of December 31, 2003, and neither the Company nor any of its Subsidiaries has incurred any material liability in respect of any environmental matter since that date that is not covered by insurance, and (ii) the Company SEC Reports include all material information relating to environmental matters required to be included in such reports under the rules and regulations of the SEC applicable thereto.

                  3.15 Reserve Reports. The Company has furnished to Parent the Company's estimate of Company's and Company Subsidiaries' oil and gas reserves as of January 1, 2004, determined by Wright & Company, Inc. (the "Company Reserve Report"). In connection with the preparation of the Company Reserve Report, the Company made available to Wright & Company, Inc. all material information then in the Company's possession to enable Wright & Company to determine such estimate as of January 1, 2004. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data on which the Company Reserve Reports were based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate. Since the date of the Company Reserve Report, there have been (i) no material adverse changes in the information provided to the engineers and (ii) no material adverse changes that, when aggregated with other changes, would cause or be reasonably likely to cause a materially adverse revision to the estimates of aggregate oil and gas quantities reflected in the Company Reserve Report or the estimated future net cash flows to be received from such quantities as reflected in the Company Reserve Report, except for (w) production of oil, gas and other hydrocarbons in the ordinary course of business, (x) changes which adversely affect the oil and gas exploration and development industry generally (including, without limitation, changes in commodity prices, general market prices and regulatory changes), (y) changes that arise out of general economic or industry conditions or (z) those matters reflected on Section 3.15 of the Company Disclosure Letter. With the exception of the express terms of the warranties set forth in this
Section 3.15, the Company makes no warranty, express or implied, with respect to the Company Reserve Report, including, without limitation, any conclusions, opinions, projections, assumptions or judgments set forth in the Company Reserve Report.

                  3.16     Broker's and Finder's Fees. Except as set forth in
Section 3.16 of the Company Disclosure Letter, no agent, broker, finder, investment banker, person or firm acting on behalf of the Company or any Company Subsidiary or under the Company's or any Company Subsidiary's authority is or will be entitled to any advisory, commission or broker's or finder's fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

                  3.17 Insurance. Section 3.17 of the Company Disclosure Letter lists all insurance policies currently maintained by the Company or any of its Subsidiaries. There is no default by the Company or any Subsidiary with respect to any provision contained in any such insurance policy which would permit the denial of coverage or cancellation of coverage thereunder, except for defaults or failures which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

                  4.01 Organization and Qualification. Parent is a duly formed Delaware limited partnership, and Sub is a duly incorporated Ohio corporation. Each of Parent and Sub are validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as the case may be, and has full partnership or corporate power and authority, as the case may be, to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has conducted its operations only as contemplated hereby and has no material liabilities. Parent has previously delivered to the Company correct and complete copies of the certificate of limited partnership and partnership agreement of Parent, the articles of incorporation and regulations of the Sub and any other comparable organizational documents of Parent, each of which as so delivered is in full force and effect.

                  4.02 Authority Relative to this Agreement. Each of Parent and Sub has the requisite partnership or corporate power and authority, as the case may be, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by (a) the general partner of the Parent, (b) the Board of Directors of the Sub and (c) by the Parent in its capacity as the sole shareholder of Sub, and no other partnership or corporate proceedings on the part of either of Parent or Sub or their respective partners or shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.03 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificate of limited partnership or partnership agreement of the Parent, the articles of incorporation or regulations of Sub or any other comparable constituent or organizational documents of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Parent and Sub, taken as a whole, or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  (b) Except for the filing of the Certificate of Merger and other appropriate merger documents required by the OGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement. To the knowledge of Parent and Sub, neither the filing of a pre-merger notification report by Parent nor any other actions of Parent is required under the HSR Act.

                  4.04 Ownership of Company Common Shares. Neither Parent nor any of its Subsidiaries or other affiliates beneficially owns any Company Common Shares.

                  4.05 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent or Sub, threatened against, relating to or affecting, nor to the knowledge of Parent or Sub are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, would be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, would be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  4.06 Capitalization of Sub. The authorized capital stock of Sub consists of one thousand five hundred (1,500) shares of common stock, no par value per share, all of which shares, as of the date of this Agreement, are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all Liens.

                  4.07 Financing. Parent and Sub have delivered to the Company copies of a commitment letter obtained by Parent from Carlyle/Riverstone Global Energy and Power Fund II, L.P. relating to an equity contribution and a commitment letter obtained by Parent and Sub relating to debt facilities (the "Debt Financing") to be incurred at Closing to consummate the transactions contemplated by this Agreement, and, subject to the terms of such commitment letters, Parent will have immediately prior to the Closing all funds necessary
(a) to perform its obligations under this Agreement, including the payment of the amounts required under Article II of this Agreement, (b) to satisfy and discharge the Company's indebtedness under the Amended and Restated Credit Agreement dated as of August 23, 2000 among the Company, the lender parties thereto, Ableco Finance LLC, as collateral agent and as administrative agent, and Foothill Capital Corporation, as funding agent, as amended to date (the "Credit Agreement") and (c) to satisfy, discharge or otherwise assume the obligations of the Company under the Indenture dated as of June 27, 1997 between LaSalle National Bank, as trustee, the Company, as issuer, and the various Subsidiary guarantors, as amended to date (the "Indenture"), including the obligation to offer to repurchase notes issued under the Indenture following the change in control of the Company under Section 4.13 of the Indenture.

                                    ARTICLE V
                            COVENANTS OF THE COMPANY

                  5.01 Covenants of the Company. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise previously consent in writing):

                  (a) Ordinary Course. The Company and each of its Subsidiaries shall conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice.

                  (b) Without limiting the generality of paragraph (a) of this Section, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, and
(ii) the Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement and except as set forth in Section 5.01(b) of the Company Disclosure Letter:

                  (A) amend or propose to amend its certificate or articles of incorporation or bylaws or regulations (or other comparable corporate charter documents);

                  (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) redeem, cancel, retire, repurchase or otherwise acquire any capital shares or any Option with respect thereto;

                  (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its capital shares or any Option with respect thereto, other than (i) the issuance of Company Common Shares or share appreciation or similar rights, as the case may be, pursuant to Options outstanding on the date of this Agreement and in accordance with their present terms, and (ii) the issuance of Options pursuant to the Company Option Plan, in each case in accordance with their present terms and only in connection with the hiring of new employees, and the issuance of Company Common Shares upon exercise of such options;

                  (D) except for transactions provided for in or contemplated by the most recent business operating plan of the Company furnished to Parent (the "Company Business Plan"), acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice;

                  (E) sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) to the extent provided for in the Company Business Plan, and (iii) to the extent such transactions are not material to the Company or its Subsidiaries;

                  (F) except for (i) the canceling of Company Options and vesting of all unvested Company Options as contemplated by Section 2.01(e), (ii) the severance and retention payments described in Section 6.05(b), and (iii) the employment agreement with Schwager described in
         Section 6.05(a), enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                  (G) enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of the Company or any of its Subsidiaries;

                  (H) make any change in the lines of business in which it participates or is engaged; or

                  (I) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

                  (c) Advice of Changes. The Company shall confer on a regular and frequent basis with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, known to the Company, having, or which, insofar as can be reasonably foreseen, would have, a Company Material Adverse Effect.

                  5.02 No Solicitations. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall use its best efforts to cause their respective Representatives (as defined in Section 9.11) not to, knowingly initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the

Company and its Subsidiaries taken as a whole, (ii) 10% or more of the outstanding Company Common Shares or (iii) 10% of the outstanding capital shares of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal;
(b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such confidential information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons. Notwithstanding the foregoing, nothing contained in this Section 5.02 shall prohibit the Board of Directors of the Company from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement (as defined in Section 6.01)) or entering into discussions or negotiations with, any person or group that makes an unsolicited written Alternative Proposal, if, and only to the extent that, prior to receipt of the Company Shareholders' Approval, (A) the Board of Directors of the Company, after consultation and based on advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (B) the Board of Directors has reasonably concluded in good faith, after consultation with its financial advisor, that such Alternative Proposal is or is reasonably likely to be more favorable to the Company's shareholders than the Merger, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice shall identify such person or group in reasonable detail, and (D) the Company keeps Parent informed of the status and substance of any such discussions or negotiations; and (ii) to the extent required, disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to applicable rules under the Exchange Act with regard to an Alternative Proposal or from making any similar disclosure to the extent required by applicable law. Nothing in this Section 5.02 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, the Company shall not enter into any agreement with any person or group that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of the Company under this Agreement.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

                  6.01 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective

Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to Parent (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated as of June 25, 2002 between the Company and Parent (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

                  6.02 Approval of Shareholders. (a) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of, among other things, voting on the adoption of this Agreement (the "Company Shareholders' Approval") as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations as advised by outside counsel, the Company shall, through its Board of Directors, include in any materials delivered to the shareholders the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this Agreement, and shall use its best efforts to obtain such adoption.

                  (b) Unless this Agreement has been earlier terminated in accordance with its terms, the Company shall not be relieved of its obligation under the first sentence of paragraph (a) of this Section 6.02 in the event that its Board of Directors withdraws its recommendation of this Agreement and the Merger.

                  6.03 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Section
6.02 , each of the Company and Parent will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, if any filing under the HSR Act is required, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

                  6.04     Indemnification; Directors' and Officers' Insurance.

                  (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company and its Subsidiaries (individually, an "Indemnified Party" and collectively the "Indemnified Parties") in respect of the acts or omissions occurring prior to the Effective Time to the fullest extent provided or permitted under (i) the Company's or any Subsidiary's Articles (or Certificate) of Incorporation or Regulations (or By-laws) on the date of this Agreement, (ii) the OGCL or (iii) any agreement in effect on the date hereof. From and after the Effective Time, the Surviving Corporation shall be liable to pay and perform in a timely manner all such obligations.

                  (b) Parent and the Surviving Corporation shall, for a period of not less than six years after the Effective Time, use its best efforts to cause to be maintained in effect, at no cost to the beneficiaries thereof, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties without any gaps or lapses in coverage) with respect to acts or omissions occurring prior to the Effective Time; provided, however, that the Surviving Corporation will not be required to pay an annual premium therefore in excess of 200% of the last annual premium paid prior to the date hereof (the "Current Premium"); and, provided, further, however, that if the existing director and officer liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its best efforts to obtain as much director and officer liability insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 200% of the Current Premium.

                  (c) The obligations of Parent and the Surviving Corporation under this Section 6.04 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.04 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.04 applies shall be third party beneficiaries of this Section 6.04, each of whom may enforce the provisions of this Section 6.04).

                  (d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.04.

                  6.05 Employment and Severance Agreements; Retention Plan; Severance Plans; Change in Control Plan; Bonus Plans. (a) At the Closing, the Parent shall cause the Surviving Corporation to pay in cash and provide such benefits to John L. Schwager ("Schwager") as are described in Section 6.05(a) of the Company Disclosure Schedule, whether or not Schwager's employment terminates before, during or after the Closing. The Surviving Corporation shall be liable to make all such payments to and to provide all such benefits to Schwager. Prior to and as a condition to Closing, the Company shall cause Schwager to waive any rights to any payments or benefits due from the Company or the Surviving Corporation other than the amounts and benefits set forth in Section 6.05(a) of the Company Disclosure Schedule.

                  (b) At the Closing, the Parent shall cause the Surviving Corporation to transfer to the trust established between the Company and trustee under the Belden & Blake Corporation Retention Plan (the "Retention Plan") all amounts necessary to fund fully and completely the bonus pool described in such retention plan. Section 6.05 of the Company Disclosure Letter sets forth the amount that will be transferred to the trust to fund the bonus pool (or if such amount is not precisely determinable as of the date of this Agreement, the Company shall set forth a good faith estimate of such amount and prior to the Closing Date the Company shall notify Parent of any change in such estimate in an addendum to the Company Disclosure Letter delivered to the Parent). Prior to and as a condition to Closing, Company shall offer employees who are "disqualified individuals" (as such term is defined in Section 280G(c) of the Code) an opportunity to waive any rights to any payments or benefits that could reasonably be expected to constitute "excess parachute payments" (as defined in section 280G(b) of the Code). Upon shareholder approval according to the requirements of section 280G Q/A 7 of the Treasury Regulations, the Company may make additional payments to such individuals not to exceed the amounts waived, provided, however, that such waivers shall not be contingent upon shareholder approval of such additional payments. Prior to the Closing Date, the Company shall set forth in an addendum to the Company Disclosure Letter: (i) the amount of any such additional payments made by the Company to such individuals, (ii) a copy of the disclosures to and resolutions approved by shareholders according to the requirements of Treasury Regulation section 1.280G Q/A 7; and (iii) a copy of each such individual's waiver.

                  (c) Except as may be amended or waived as described above, following the Effective Time, the Surviving Corporation shall be bound by each of the employment agreements, severance agreements, retention plans, severance plans, change in control protection plans and bonus plans disclosed in
Section 6.05 of the Company Disclosure Letter. Parent agrees to cause the Surviving Corporation to honor the obligations of the Surviving Corporation under such agreements and plans as in effect on the date hereof. Parent agrees to provide such funds to the Surviving Corporation as may be required to enable the Surviving Corporation to satisfy such obligations.

                  (d) The provisions of this Section 6.05 are intended for the benefit of, and shall be enforceable by, the officers and employees who are parties to such employment or severance agreements and by the participants in such severance pay, employee performance incentive and bonus plans, and Parent agrees to bear and pay all of the costs and expenses that may be incurred by such persons in enforcing any such rights.

                  (e) Except for payments made or to be made in the manner contemplated by Section 6.05(b), the Company will not take any action that would result in an obligation on the part of the Company or the Surviving Corporation to make any payments to any employees.

                  6.06 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. If any filing is required under the HSR Act, Parent shall pay the filing fee in connection with the filings required under the HSR Act.

                  6.07 Sub. Prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Sub for the issuance of its stock to Parent) or any material liabilities. Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                  6.08 Notice and Cure. Each of Parent and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

                  6.09 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition. If the TBR Asset Sale has not closed by June 25, 2004, subject to any contractual rights of Fortuna Energy, Inc. under the TBR Asset Purchase Agreement and the other terms and conditions of this Agreement, the parties agree to use their commercially reasonable efforts to negotiate in good faith an alternative transaction for the disposition of the assets included within the TBR Asset Sale and an amendment to this Agreement to effectuate such alternative transaction within the time frame contemplated hereby, together with such adjustments to the Merger Price as necessary to preserve the economic bargain between the parties as reflected in this Agreement, after taking into account any changes or increased financing or hedging costs resulting from delays in closing, that are mutually agreeable to the parties hereto, and to enter into any necessary or appropriate transition services or ancillary agreements on commercially reasonable terms and conditions. For purposes of clarification, the Company agrees to use its commercially reasonable efforts to consummate a consent solicitation and tender offer for the notes under the Indenture (the "Consent Solicitation") after the date hereof on terms reasonably requested by Parent; and the Company further agrees to cooperate reasonably with Parent to facilitate the Debt Financings and oil and gas commodity price swap transactions to be arranged by Parent for the Company in connection with the Debt Financings for the Merger (the "Hedges"). The Company and its Subsidiaries shall not make any payments to any parties to obtain any of the consents required as a condition to closing under Sections 7.02(f) or (g), (it being understood and agreed that, in connection with obtaining the agreement referenced in Section 7.02(g), the extension of a vehicle lease agreement shall not be deemed to be a prohibited payment for purposes of this sentence) or for any waivers or consents pursuant to Section
6.05 (it being understood and agreed that all amounts otherwise due to persons under Section 6.05 shall not be deemed to be prohibited payments for purposes of this sentence).

                  6.10 Delivery of Hedge Reports Parent and Sub agree to provide the Company with hedge quotations from J. Aron contemplated by Section 7.02(e) of this Agreement not later than the business day after Parent receives such quotations. Parent and Sub agree to use their reasonable best efforts to provide such quotations to the Company on the same day that Parent receives such quotations.

                                   ARTICLE VII
                                   CONDITIONS

                  7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been adopted by the requisite vote of the shareholders of the Company under the OGCL and the Company's Articles of Incorporation.

                  (b) HSR Act. If required, any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

                  (d) Governmental and Regulatory and Other Consents and Approvals. Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken would be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to Parent and the Company.

                  (e) Material Adverse Event. There shall not have occurred or exist (i) any actions, suits, arbitrations or proceedings brought or threatened against the Company other than as disclosed in the Company Disclosure Letter or in the Company SEC Reports, or any judgments with respect to any actions, suits, arbitrations or proceedings that are not covered by insurance ("Material Adverse Litigation Event"), (ii) any facts, circumstances, events or occurrences relating to the operation of the business of the Company, any of its Subsidiaries or their assets (including, without limitation, any indemnity agreements for assets previously owned or operated by the Company or its Subsidiaries), which form the basis of a violation of any Environmental Law which would have required reporting to a Governmental or Regulatory Authority, monitoring, investigation, clean-up, removal, treatment or the conduct of an environmental impact assessment or any other use, transportation, storage, handling, transfer, disposition, recycling or receipt of hazardous materials, which are not reserved against by the Company or covered by insurance or (iii) the failure of the Company or its Subsidiaries to have good and indefeasible title to their real property, mineral interests, rights of way, easements, leases, drilling or drilling project units or consolidated units, in each case under this clause (iii) that (x) would materially impair the present use of any of the Company's assets, (y) would reduce the value of such assets as set forth in the Company Reserve Report or (z) would otherwise materially detract from the value thereof (such events, in the aggregate, a "Material Adverse Event") in an amount that the parties reasonably and in good faith mutually agree exceeds $10,000,000, or, in the case of a Material Adverse Litigation Event, $3,000,000.

                  7.02 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

                  (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement that are qualified by materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by both its President and Chief Financial Officer to such effect.

                  (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by both its President and Chief Financial Officer to such effect.

                  (c) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                  (d) Consent Solicitation. Prior to the Closing, holders of a majority of the outstanding principal amount of the Subordinated Notes shall have consented and tendered their Subordinated Notes in accordance with the terms of the Consent Solicitation, and the Indenture trustee, the Company and applicable guarantors shall have executed and delivered a supplemental indenture as contemplated by the Consent Solicitation.

                  (e) Financial Markets; Hedges. There shall not have occurred any disruption, adverse change or condition in the financial, banking, oil and gas, commodities or capital markets generally, or in the market for loan syndications or high yield debt in particular, which has materially impaired, or could materially impair, the successful syndication or placement of the Debt Financings (a "Financial Market Adverse Change") or the weighted average annual NYMEX based swap prices for the calendar years 2006, 2007, 2008 and 2009, weighted by the factors set forth below, as quoted by J. Aron & Company ("J. Aron") to Parent as of the closing of any trading day, is less than $4.57/MMBtu (a "Hedge Market Adverse Change"). The annual periods shall be weighted as follows: 2006 - 35%; 2007 - 25%; 2008 - 25%; and 2009 - 15%. In the event a
Hedge Market Adverse Change occurs, Parent may terminate the Agreement in accordance with Section 8.01(f) within 7 days of the date of such Hedge Market Adverse Change. If Parent does not notify the Company of its desire to terminate the Agreement within 7 days of such Hedge Market Adverse Change, such event shall cease to be a Hedge Market Adverse Change, and the parties shall remain bound by the terms of this Agreement.

                  (f) The State Treasurer of the State of Michigan, Custodian of the Public School Employees' Retirement System, State Employees Retirement System, Michigan State Police Retirement System and Michigan Judge Retirement System ("SMRS"), TPG Partners II, L.P., TPG Parallel II, L.P., TPG Investors II, L.P. and the Company shall have executed and delivered a termination, waiver and release agreement with respect to the Shareholders' Agreement, dated as of February 20, 1998 (the "Shareholders' Agreement"), by and among the Company, TPG Partners II, L.P., TPG Parallel II, L.P., TPG Investors II, L.P., and SMRS, which waiver shall (i) be issued at no cost to, and shall not be conditioned upon any payment by, the Company, (ii) include a waiver of any and all past defaults under the Shareholders' Agreement, and (iii) be in a form reasonably acceptable to counsel to Parent.

                  (g) Arrow Energy Services shall have executed and delivered an acknowledgement and agreement that the non-competition agreement contained in the Asset Purchase Agreement dated as of May 12, 2004, between Arrow Energy Services and Canton Oil & Gas Company (dba Arrow Oilfield Services), shall not apply to any affiliates of Belden & Blake Corporation that are not controlled by Belden & Blake Corporation or its subsidiaries.

                  (h) Parent and the Company shall have received an agreement and release from TPG Partners II, L.P. setting forth all amounts due at Closing to TPG Partners II, L.P. pursuant to the Transaction Advisory Agreement dated June 27, 1997, between the Company and TPG Partners II, L.P. (the "Advisory Agreement"), and a release of any and all other claims against the Company or its Affiliates.

                  (i) The sale of assets (the "TBR Asset Sale") pursuant to the Letter Agreement dated June 14, 2004 by and between the Company and Fortuna Energy Inc. (the "TBR Asset Purchase Agreement"), shall have been consummated at or prior to Closing in accordance with the terms of the TBR Asset Purchase Agreement at a cash purchase price not less than the Minimum TBR Price (as such term is defined in Annex I).

                  (j) The Company shall have received all waivers described in Section 6.05(b).

                  (k) The Company shall have received the consent of each of the executive officers of the Company listed on Section 9.11(f) of the Company Disclosure Letter who hold Company Options and other holders of Company Options to the cancellation of Company Options in accordance with the terms of this Agreement that, in the aggregate, gave such holders the option to acquire not less than eighty (80%) of the 488,843 Company Common Shares that are the subject of such Company Options.

                  7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

                  (a) Representations and Warranties. The representations and warranties made by Parent and Sub in this Agreement that are qualified by materiality shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by its general partner and in the name and on behalf of Sub by both its President and Chief Financial Officer to such effect.

                  (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by its general partner and in the name and on behalf of Sub by its President or Chief Financial Officer to such effect.

                  (c) Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                  (d) Availability of Funds. Parent and Sub shall have all funds or shall have arranged and obtained funds for the Company necessary to perform their obligations under this Agreement, including the payment of the amounts required under Article II of this Agreement.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

                  8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval:

                  (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of the respective Boards of Directors of the Company and Sub and the general partner of the general partner of Parent;

                  (b) By either the Company or Parent upon written notification to the non-terminating party by the terminating party:

                           (i) at any time after July 31, 2004 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

                           (ii) if the Company Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor;

                           (iii) if (x) there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within fifteen (15) days following receipt by the non-terminating party of notice of such breach from the terminating party and (y) the terminating party is not in material breach of any representation, warranty, covenant or agreement on the part of the terminating party set forth in this Agreement at the time of such notification; or

                           (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable;

                  (c) By the Company if (i) the Company shall not have breached any provision of this Agreement in any material respect, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 5.02 and this paragraph (c), to enter into a binding written agreement concerning a transaction that constitutes an Alternative Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iii) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such agreement, an offer that the Board of Directors of the Company determines, in its good faith judgment (after receipt of the advice of its financial advisor), is at least as favorable to the Company's shareholders from a financial point of view as the Alternative Proposal;

                  (d) By Parent if the Board of Directors of the Company (or any committee thereof) shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the shareholders of the Company or failed to reconfirm its recommendation of this Agreement and the Merger within five (5) business days following a reasonable written request for such reconfirmation by Parent; or

                  (e) By the Company at any time after July 16, 2004 if (i) the TBR Asset Sale has closed on or before June 25, 2004, (ii) the Company is not in breach of any provision of this Agreement in any material respect, (iii) the Company has satisfied as of July 16, 2004 all of the conditions required of it in order for the transactions contemplated by this Agreement to close, (iv) the conditions set forth in Sections 7.02(d), (e), (f), (g), (h), (j) and (k) have been satisfied, and (v) Parent and Sub have not satisfied as of July 16, 2004 all of the conditions required to have been satisfied by them in order for the transactions contemplated by this Agreement to close.

                  (f) By Parent upon the occurrence of a Hedge Market Adverse Change if Parent provides written notification to the Company within seven days of the date of the Hedge Market Adverse Change.

                  8.02 Effect of Termination. If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of
Section 1.07, Section 6.06 and this Section 8.02 will continue to apply following any such termination, and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement. In addition, the Confidentiality Agreement shall not be affected by the termination of this Agreement.

                  8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

                  8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX
                               GENERAL PROVISIONS

                  9.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall not survive the Merger but shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

                  9.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission or by a nationally recognized overnight courier service or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Parent or Sub, to:

                  Capital C Energy Operations, LP
                  333 Clay Street, Suite 4960
                  Houston, Texas 77002
                  Facsimile No.: (713) 571-9533
                  Attn:  Frost W. Cochran

                  with a copy to:

                  Riverstone Holdings LLC
                  712 Fifth Avenue, 19th Floor
                  New York, New York 10019
                  Attn: Gregory A. Beard

                  with an additional copy to:

                  Andrews Kurth LLP
                  600 Travis, Suite 4200
                  Houston, Texas 77002
                  Facsimile No.: (713) 220-4285
                  Attn: David C. Buck

                  If to the Company, to:

                  Belden & Blake Corporation
                  5200 Stoneham Road
                  North Canton, Ohio 44720
                  Facsimile No.: (330) 498-8737
                  Attn: Duane Clark, Vice President, Legal Affairs/Gas Marketing

                  with a copy to:

                  Vorys, Sater, Seymour and Pease LLP
                  52 East Gay Street
                  Columbus, Ohio 43216
                  Facsimile No.: (614) 464-6350
                  Attn: John K. Keller

All such notices, requests and other communications will (i) if delivered personally or by overnight courier to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).

Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  9.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

                  (b) The Company Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  9.04 Public Announcements Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

                  9.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in
Section 6.04 and Section 6.05 (which are intended to be for the benefit of the persons entitled to rights thereunder and which may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                  9.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

                  9.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

                  9.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

                  9.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

                  9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  9.11     Certain Definitions.  As used in this Agreement:

                  (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                  (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

                  (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the States of Ohio are authorized or obligated to close;

                  (d) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is, or would reasonably be expected to be, material or materially adverse, as the case may be, to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of such entity (or of such group of entities taken as a whole);

                  (e) the term "Company Material Adverse Effect" means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (x) adversely affects the oil and gas exploration and development industry generally (including without limitation changes in commodity prices, general market prices and regulatory changes) or (y) arises out of general economic or industry conditions shall not be considered in determining whether a Company Material Adverse Effect has occurred.

                  (f) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to the Company, the actual knowledge, after reasonable inquiry, of the executive officers of the Company described in
Section 9.11(f) of the Company Disclosure Letter.

                  (g) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act);

                  (h) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives; and

                  (i) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party or any organization of which such party or a Subsidiary of such party is a general partner or managing member.

                  9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                   CAPITAL C ENERGY OPERATIONS, LP

                                   By: Capital C Energy, LP, it general partner

                                   By: Capital C Energy, LLC, its general
                                       partner

                                   By: /s/ Frost W. Cochran
                                       -------------------------------
                                       Name: Frost W. Cochran
                                       Title: President and CEO

                                   CAPITAL C OHIO, INC.

                                   By: /s/ Frost W. Cochran
                                       -------------------------------
                                       Name: Frost W. Cochran
                                       Title: President

                                   BELDEN & BLAKE CORPORATION

                                   By: /s/ John L. Schwager
                                       -------------------------------
                                       Name: John L. Schwager
                                       Title: President and CEO

                                                                         ANNEX I

                           MERGER PRICE DETERMINATION

Section 1.01. Capitalized terms that are not defined in this Annex I shall have the meanings ascribed to such terms in the Agreement. The following capitalized terms, when used in this Annex I, shall have the following meanings:

"Arrow Adjustment" shall mean as follows: if the Arrow Asset Sale does not close as of the Effective Time, then the Arrow Adjustment shall be equal to (a) a twenty-two cent ($0.22) reduction to the Base Merger Price and (b) the distribution as part of the Merger Price of the Arrow Contingent Distribution Right.

"Arrow Contingent Distribution Right" shall mean the right per Company Common Share (or, in connection with the Options, per share issuable upon the exercise of an outstanding Option) to receive a payment within 120 days from the Closing Date in an amount rounded to the nearest whole cent determined as follows: (a) first, the total cash proceeds received by the Company from the sale of the assets covered by the Arrow Asset Sale, if any, shall be reduced by any and all direct and indirect costs incurred by the Company in connection with the assets in connection with or prior to such disposition, including auctioning, broker, consulting, advisory, administrative, storage, transportation, maintenance and insurance costs, taxes (excluding income taxes), related employee costs and expenses other than for operating purposes, and any other losses and liabilities associated therewith (such amount being referred to as the "Net Proceeds"), (b) second, the Net Proceeds shall be multiplied by 62.5% (the result of such calculation, the "Adjusted Net Proceeds") and (c) third, the Adjusted Net Proceeds shall be divided by the number of Fully Diluted Common Shares. The amount determined in clause (c) shall be the amount distributed on a per share basis in connection with the Arrow Contingent Distribution Right. The manner of disposition of such assets in good faith shall be in the Company's sole discretion.

"Base Merger Price" shall mean $10.45 in cash.

"Fully Diluted Common Shares" shall mean all the issued and outstanding Company Common Shares plus Company Common Shares issuable upon the exercise of Options.

"Minimum TBR Price" shall mean $55,250,000.

"TBR Adjustment" shall mean if the cash purchase price received under the TBR Asset Purchase Agreement is less than $65 million (the "Target Price"), excluding any purchase price received pursuant to Section 4 or Exhibit "F" thereof, and not below the TBR Minimum Price, a reduction in the Base Merger Price by the amount (rounded to the nearest whole cent) determined as follows:
(a) first, the Target Price minus such cash purchase price actually received under the TBR Asset Purchase Agreement (excluding any purchase price received pursuant to Section 4 or Exhibit "F") shall be determined (the "Shortfall"), (b) second, the Shortfall shall be multiplied by 61.5% (the result of such calculation, the "Adjusted Shortfall") and (c) third, the Adjusted Shortfall shall be divided by the number of Fully Diluted Common Shares. The number resulting from clause (c) shall be the TBR Adjustment.

Section 1.02. If, as of the Effective Time, the Company has closed (1) the TBR Asset Sale without a purchase price adjustment made under Section 6 of the TBR Asset Purchase Agreement that reduces the consideration to be paid to the Company below the amount set forth in Section 1 of the TBR Asset Purchase Agreement, and (2) the transactions contemplated by the draft prepared June 15, 2004 of the Asset Purchase Agreement between Arvilla Oilfield Services, LLC, the Company and The Canton Oil & Gas Company (the "Arrow Asset Sale") and which is attached to the Company Disclosure Letter, then the Merger Price shall be the Base Merger Price.

Section 1.03. If, as of the Effective Time, (a) the Company has closed the TBR Asset Sale but with a purchase price adjustment made under Section 6 of the TBR Asset Purchase Agreement that reduces the consideration to be paid to the Company below the amount set forth in Section 1 of the TBR Asset Purchase Agreement, or (b) the Company has not closed the Arrow Asset Sale, then the Merger Price shall be equal to the Base Merger Price adjusted by the TBR Adjustment (if applicable) and the Arrow Adjustment (if applicable).

                                    EXHIBIT A

                            FORM OF VOTING AGREEMENT

                                    EXHIBIT B

                            FORM OF ESCROW AGREEMENT

                                       44